Exhibit 107
Calculation of Filing Fee Tables
Schedule 14A
(Form Type)
New Mountain Guardian III BDC, L.L.C.
(Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$919,773,000	$0.00014760	$135,758.49
Fees Previously Paid
Total Transaction Valuation	$919,773,000
Total Fees Due for Filing			$135,758.49
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$135,758.49
(1)In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of September 9, 2024 based on the net asset value of New Mountain Guardian III BDC, L.L.C. (the “Company”) as of June 30, 2024, as disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.
(2)In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (1) above multiplied by 0.00014760.